Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”), effective as of May 15, 2018, attaches to and forms part of that certain Amended and Restated Employment Agreement dated as of January 16, 2015 (the “Agreement”), as amended April 20, 2018, among Aon Corporation, a Delaware corporation (the “Company”), Aon plc, a public limited company organized under English law (the “Parent”), and Gregory C. Case (the “Executive”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the parties mutually desire to adjust Executive’s title and responsibilities such that his position shall be Chief Executive Officer, instead of President and Chief Executive Officer, of both the Parent and the Company.

NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.	The second sentence of Section 2(a), Position and Duties; Responsibilities; Board Service, is hereby deleted in its entirety and replaced with the following: “The Executive shall serve as both the Company’s and the Parent’s Chief Executive Officer.”

2.	The remaining provisions of the Agreement shall remain in effect as originally adopted.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date set forth above.

AON CORPORATION	EXECUTIVE

/s/ Anthony R. Goland	/s/ Gregory C. Case
Anthony R. Goland	Gregory C. Case
Executive Vice President &	CEO, Aon plc
Chief Human Resources Officer	CEO, Aon Corporation

AON plc

/s/ Anthony R. Goland
Anthony R. Goland
Executive Vice President &
Chief Human Resources Officer